Exhibit 99.1
                                                                    ------------

                           N E W S   R E L E A S E


                 2582 Taft Court, Lakewood, Colorado 80215, USA
                      PH:(303) 232-0292 FAX:(303) 232-0399


                    FISCHER-WATT COMPLETES PRIVATE PLACEMENTS
                - and receives first payment from Nexvu Capital.


Denver, CO - Feb 13, 2005 - Fischer-Watt Gold Company, Inc. (OTCBB:FWGO) has received the first scheduled payment, of $50,000, from Nexvu Capital Corp. towards the purchase by Nexvu of Fischer-Watt's entire 65% interest in its Mexican subsidiary, Minera Montoro S.A. de C.V.

Fischer-Watt has also completed a series of private placements totaling
$540,000.


The Nexvu Payment
-----------------

As previously released on December 7, 2005, Fischer-Watt expects to receive a number of staged payments totaling $2,235,000 for the purchase of its entire 65% interest in Minera Montoro S.A. de C.V. by Nexvu Capital Corp. of Vancouver, BC, Canada. The first of such scheduled payments, amounting to $50,000, was received recently. The next scheduled payment, of $695,000, is expected by April 30, 2006.

Minera Montoro owns the La Balsa copper property in Michoacan, Mexico, which Nexvu is planning to develop.


The Private Placements
----------------------

Fischer-Watt has raised $540,000 through a series of recently completed private placements. Of this total amount, $240,000 was in the form of several cash subscriptions by arms-length institutional and private investors. The first of these placements, amounting to $100,000, was disclosed earlier in Fischer-Watt's latest 10 QSB filing of December 20, 2005. A further $300,000 was subscribed for by way of debt conversions with related parties.

Each investor purchased units at $0.05 per unit. Each unit is comprised of one share of Fischer-Watt common stock and one share purchase warrant entitling the holder to purchase one additional common share of the Company at a price of US$0.10 up until 4PM Mountain Time, January 15, 2008. However, if the common shares of the Company trade at or over an average price of US$0.15 per share for a 20 day continuous period, the average price being weighted by the number of shares traded, then, upon written notice to the holder by the Company, the holder shall be required to exercise the warrants within 30 days of the date of that notice, after which the warrants will expire. All the shares issued in this placement are restricted from trading under Rule 144. Following these placements the Company has 69,166,819 common shares outstanding.

Three directors of the Company, Messrs. George Beattie, Peter Bojtos and James Seed, subscribed to the private placement by converting $250,000 of principal amounts and approximately $50,000 of related interest owing to them.


Mr. Peter Bojtos, President, CEO and Chairman of the Board of Fischer-Watt in commenting on these transactions said, "The payment by Nexvu and these private placements have strengthened the Company's Balance Sheet both by injecting new funds into the Company for working capital and by significantly reducing the debt burden. We are now looking to acquire new mining properties in order to significantly build up Fischer-Watt's asset base and rejuvenate the Company."


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STATEMENTS IN THIS RELEASE THAT ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. READERS ARE CAUTIONED THAT ANY SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT ACTUAL DEVELOPMENTS OR RESULTS MAY VARY MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.


For further information please contact:
Mr. Peter Bojtos, President and Chief Executive Officer.
Fischer-Watt Gold Company, Inc.
303-232-0292
Email: info@fischer-watt.com